Exhibit (d)(1)(a)

THE MainSTay Funds

AMENDMENT TO THE AMENDED AND RESTATED MANAGEMENT AGREEMENT

This Amendment to the Amended and Restated Management Agreement is hereby made as of the 28th day of February, 2017, between The MainStay Funds, a Massachusetts business trust (the “Trust”), on behalf of its series as set forth on Schedule A (each, a “Fund,” and collectively, the “Funds”) and New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Trust and the Manager are parties to the Amended and Restated Management Agreement, dated February 27, 2015, as amended (the “Agreement”); and

WHEREAS, the Trust and the Manager hereby wish to amend Schedule A of the Agreement to: (i) reflect revised management fees with respect to the MainStay High Yield Corporate Bond Fund and MainStay Money Market Fund; (ii) change the name of the MainStay Global High Income Fund to MainStay Emerging Markets Debt Fund; (iii) change the name of the MainStay MAP Fund to the MainStay MAP Equity Fund; and (iv) add MainStay Money Market Fund to the list of Funds exempt from the accounting fee.

NOW, THEREFORE, the parties agree as follows:

(i)	Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers and attested as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:	/s/ Thomas Lynch	By:	/s/ Yie-Hsin Hung
Name:	Thomas Lynch	Name:	Yie-Hsin Hung
Title:	Director and Associate General Counsel	Title:	Chief Executive Officer

THE MAINSTAY FUNDS

Attest:	/s/ Thomas Lynch	By:	/s/ Stephen P. Fisher
Name:	Thomas Lynch	Name:	Stephen P. Fisher
Title:	Assistant Secretary	Title:	President

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SCHEDULE A

(As of February 28, 2017)

For all services rendered by the Manager hereunder, each Fund of the Trust shall pay the Manager and the Manager agrees to accept as full compensation for all services rendered hereunder, at annual fee equal to the following:

FUND	ANNUAL RATE AS A PERCENTAGE OF DAILY NET ASSETS

MainStay Common Stock Fund	0.55% up to $500 million; 0.525% from $500 million to $1 billion; and 0.50% on assets over $1 billion

MainStay Convertible Fund	0.60% up to $500 million; 0.55% from $500 million to $1 billion; and 0.50% on assets over $1 billion

MainStay Emerging Markets Debt Fund (formerly MainStay Global High Income Fund)	0.70% up to $500 million; and 0.65% on assets over $500 million

MainStay Government Fund	0.50% up to $500 million; 0.475% from $500 million to $1 billion; and 0.45% on assets over $1 billion

MainStay High Yield Corporate Bond Fund	0.60% up to $500 million; 0.55% from $500 million to $5 billion; 0.525% from $5 billion to $7 billion; 0.50% from $7 billion to $10 billion; and 0.49% on assets over $10 billion
MainStay Income Builder Fund	0.64% up to $500 million; 0.60% from $500 million to $1 billion; and 0.575% on assets over $1 billion

MainStay International Equity Fund	0.89% up to $500 million; and 0.85% on assets over $500 million
MainStay Large Cap Growth Fund

0.75% up to $500 million;
0.725% from $500 million to $750 million;
0.71% from $750 million to $1 billion;
0.70% from $1 billion to $2 billion;
0.66% from $2 billion to $3 billion;
0.61% from $3 billion to $7 billion;

0.585% from $7 billion to $9 billion; and

0.575% on assets over $9 billion

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MainStay MAP Equity Fund (formerly MainStay MAP Fund)	0.75% up to $1 billion; and 0.70% from $1 billion to $3 billion; and 0.675% on assets over $3 billion
MainStay Money Market Fund	0.40% up to $500 million; 0.35% from $500 million up to $1 billion; and 0.30% on assets over $1 billion

MainStay Tax Free Bond Fund	0.45% up to $500 million; 0.425% from $500 million to $1 billion; and 0.40% on assets over $1 billion
MainStay Unconstrained Bond Fund	0.60% up to $500 million; 0.55% from $500 million to $1 billion; 0.50% from $1 billion to $5 billion; and 0.475% on assets over $5 billion

In addition, each Fund of the Trust, except MainStay Common Stock Fund, MainStay Government Fund, MainStay International Equity Fund, MainStay Large Cap Growth Fund and MainStay Money Market Fund, shall pay the Manager the fee set forth below. In the event this Agreement is in effect for only a portion of any one year, the fee payable below shall be reduced proportionately on the basis of the number of business days (any day on which the New York Stock Exchange is open for trading) during which the Agreement was in effect for that year.

FUND NET ASSETS	ACCOUNTING FEE SCHEDULE

First $20 Million	1/20 of 1%
Next $80 Million	1/30 of 1%
Excess	1/100 of 1%
Minimum Monthly Charge	$1,000

This fee shown above is an annual charge, billed and payable monthly, based upon average monthly net assets.

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